Exhibit 3.2.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

OSI RESTAURANT PARTNERS, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of OSI Restaurant Partners, LLC (the “Company”), is entered into by OSI Holdco, Inc. (“Holdco”), as a member (the “Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, in order to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), hereby agrees with the Company as follows:

1.	Name.

The name of the limited liability company continued hereby is OSI Restaurant Partners, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Member deems appropriate or advisable. The Member shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Member considers appropriate or advisable.

2.	Formation, etc.

The Company was converted from a Delaware corporation into a Delaware limited liability company pursuant to the Act by filing a certificate of conversion (the “Certificate of Conversion”) with the Secretary of State of Delaware on June 14, 2007 (the “Effective Date”). The rights, duties and liabilities of the Member shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. By execution hereof, the Member is admitted as a member of the Company and shall acquire a limited liability interest in the Company.

3.	Registered Office.

The address of the registered office of the Company in the State of Delaware shall initially be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered office from time to time in the discretion of the Member.

4.	Principal Office.

The principal executive office of the Company shall be located at such place within or without the State of Delaware as the Board of Managers shall establish, and the Member may from time to time change the location of the principal executive office of the Company to any place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

5.	Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall initially be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered agent from time to time in the discretion of the Member.

6.	Certificates.

Each of the Member and Joseph J. Kadow is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Conversion of the Company with the Secretary of State of the State of Delaware and to execute, deliver and file any amendments or restatements of the Certificate of Conversion, any cancellation thereof or any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do in any jurisdiction in which the Company may wish to conduct business.

7.	Purposes/ Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

8.	Member.

The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
OSI Holdco, Inc.	c/o Bain Capital Partners, LLC 111 Huntington Avenue Boston, Massachusetts 02199

9.	Capital Contributions.

The Member has contributed $100.00 in cash, as its initial capital contribution to the Company. The Member may make, but shall not be required to make, additional capital contributions to the Company for such purposes, at such times and in such amounts as shall be determined by the Member.

10.	Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any officer, Manager or Indemnified Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, officer, Manager or Indemnified Person of the Company. All individuals, partnerships, joint ventures, associations, corporations, trusts, estates, limited liability companies, limited liability partnerships, or other legal entities (all such individuals and entities, “Persons”) dealing with the Company shall look solely to the assets of the Company for payment of the debts obligations or liabilities of the Company. The Member shall not be obligated to make up any deficit in the Member’s capital account.

11.	Return of Distributions of Capital.

Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) its obligation to make a capital contribution, if any, pursuant to Section 10, (c) of any assets and undistributed profits of the Company and (d) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

12.	Capital Account.

The Company shall maintain a capital account (the “Capital Account”) for the Member. The Capital Account shall be increased by all capital contributions made by the Member and all profits allocated to the Member and be decreased by all distributions to the Member and by all losses allocated to the Member.

13.	Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

14.	Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

15.	Taxation.

It is the intent of the Member that since the Company has a single owner, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.

16.	Management.

16.1. Management. The business of the Company shall be managed by a Board of Managers, and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. The Board of Managers as of the date hereof shall be the Persons set forth in Exhibit A. Thereafter, the Persons constituting the Board of Managers shall be designated by the Member. Decisions of the Board of Managers shall be embodied in a vote or resolution adopted in accordance with the procedures set forth in this Exhibit A. Such decisions shall be decisions of the “manager” for all purposes of the Act and shall be carried out by any member of the Board of Managers or by officers or agents of the Company designated by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions or with the power and authority to do so under Exhibit A. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Exhibit A as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution, certified by a duly authorized agent of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

16.2. Authority of Board of Managers. The Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company of this Agreement, which would otherwise be possessed by the Member under the laws of the State of Delaware, and the Member shall have no power whatsoever with respect to the management of the business and affairs of the Company. The owner and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning: (a) hiring and firing of employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into of leases for real or personal property, (c) opening of bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining of real property, (e) purchasing of insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing of money, obtaining of credit, issuance of notes, debentures, securities, equity or other interests of or in the Company and securing of the obligations undertaken in connection therewith with mortgages on and security interests in all or any portion of the real or personal property of the Company, (g) making of investments in or the acquisition of securities of any Person, (h) giving of guarantees and indemnities, (i) entering into of contracts or agreements whether in the ordinary course of business or otherwise, (j) mergers with or acquisitions of other Persons, (k) the sale or lease of all or any portion of the assets of the Company, (l) forming subsidiaries or joint ventures, (m) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (n) all other acts or activities necessary or desirable for the carrying out of the purposes of the Company including those referred to in Section 7.

16.3. Officers: Agents. The Board of Managers by vote or resolution shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include Persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Vice President, Treasurer, Controller, Secretary or Assistant Secretary. An officer may be removed at any time with or without cause. The officers of the Company as of the date hereof are set forth on Exhibit B. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the corporation may be signed by the Chairman, if any, the President, a Vice President or the Treasurer, Controller, Secretary or Assistant Secretary at the time in office. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.

16.4. Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Managers, a Manager may not bind the Company.

16.5. Reliance by Third Parties. Any Person dealing with the Company or the Member may rely upon a certificate signed by the Member or a Member of the Board of Managers as to: (a) the identity of the Member or the members of the Board of Managers, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or the Board of Managers or are in any other manner germane to the affairs of the Company, (c) the Persons who or which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action taken by or on behalf of the Company by the Member, the Board of Managers or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company, the Board of Managers or as to any other matter whatsoever involving the Company or the Member.

17.	Units/Interests

The interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement (the “Member’s Interest”) shall be divided into 100 Units. The Member shall be entitled to a certificate stating the number of Units held by the Member in such form as shall, in conformity with law and this Agreement, be prescribed by the Member.

18.	Interest as Securities

The Member’s Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8- 101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

19.	Dissolution.

The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

20.	Liquidation.

After termination of the business of the Company, a final allocation After termination of the business of the Company, a final allocation shall be made pursuant to Section 20 and the assets of the Company shall be distributed in the following order of priority:

(a) to creditors of the Company, including the Member if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member; and then

(b) to the Member.

21.	INDEMNIFICATION

21.1. General. The Company shall indemnify, defend, and hold harmless the Member and any director, officer, partner, stockholder, controlling Person or employee of the Member, each member of the Board of Managers and any Person serving at the request of the Company as a director, officer, employee, partner, trustee or independent contractor of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Party by virtue of such Party’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Party, indemnification under this Section shall be available only if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the Indemnified Party; provided, further, however, that the indemnification under this Section 21.1 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Board of Managers determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 21 the Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 21. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

21.2. Exculpation. No Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party.

21.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 21 as an “Indemnified Party” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

21.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, any member of the Board of Managers or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 21.

22.	Assignments.

The Member may assign its limited liability company interest to any Person, which Person shall become a Member upon the filing of the instrument of assignment with the records of the Company.

23.	Amendments.

This Agreement may be amended or restated from time to time by the Member.

24.	Governing Law.

This Agreement shall be governed by, and construed under, the Laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 14th day of June, 2007.

MEMBER:

OSI HOLDCO, INC.

By:	/s/ Ian Blasco
Name: Ian Blasco
Title: Vice President

EXHIBIT A

BOARD OF MANAGERS

1. Number; Appointment. The Board of Managers initially shall consist of nine Members (each such member, along with any other members appointed from time to time, the “Board Members”). The Member may increase or decrease the number of Board Members. Any appointment of a Board Member shall be made and any removal of a Board Member shall be carried out by a writing signed by the Member. Any such appointment or removal shall be effective upon execution of such writing or as otherwise stated therein.

2. Initial Board of Managers. The following individuals will be the initial Board Members:

Andrew Balson

Ian Blasco

Philip Loughlin

Mark Nunnelly

Mark Verdi

J. Michael Chu

A. William Allen III

Chris Sullivan

Robert Basham

3. Tenure. Each Board Member shall, unless otherwise provided by law, hold office until such individual is removed, or resigns or dies. Any Board Member may be removed by the Member, at any time without giving any reason for such removal. A Board Member may resign by written notice to the Company which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Vacancies in the Board of Managers shall be filled by the Member as provided in Section 1 above.

4. Meetings. Meetings of the Board of Managers may be held at any time at such places within or without the State of Delaware designated in the notice of the meeting, when called by the Chair of the Board of Managers, if any, the President or any two Board Members acting together, reasonable notice thereof being given to each Board Member.

5. Notice. It shall be reasonable and sufficient notice to a Board Member to send notice by overnight delivery at least forty-eight hours or by facsimile at least twenty-four hours before the meeting addressed to such Board Member at such Board Member’s usual or last known business or residence address or to give notice to such Board Member in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Board Member if a written waiver of notice, executed by such Board Member before or after the meeting, is filed with the records of the meeting, or to any Board Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Board Member. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

6. Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Board Members then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

7. Action by Vote. Except as may be otherwise provided by law, when a quorum is present at any meeting the vote of a majority of the Board Members present shall be the act of the Board of Managers.

8. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Board Members consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

9. Participation in Meetings by Conference Telephone. Board Members may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

10. Committees of Managers.

10.1.1 The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The members of the management committee, as of the date hereof shall be as set forth on Exhibit A1. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

10.1.2 In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

10.1.3 Any such committee, to the extent provided in the resolution of the Board, and shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

10.2. Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

EXHIBIT A1

Management Committee

Andrew Balson

Ian Blasco

Philip Loughlin

Mark Nunnelly

Mark Verdi

J. Michael Chu

A. William Allen III

Chris Sullivan

Robert Basham

Exhibit B

Chief Executive Officer	A. William Allen, III
Chief Operating Officer	Paul E. Avery
Chief Officer - Legal and Corporate Affairs & Executive Vice President	Joseph J. Kadow
Chief Financial Officer	Dirk A. Montgomery
Senior Vice President of Construction	Steven C. Stanley
Senior Vice President of Design	Lindon Richardson
Senior Vice President of Purchasing	Irene Wenzel
Senior Vice President of Real Estate and Development	Richard Renninger
Chief Information Officer	Dusty Williams
Vice President of Corporate Accounting	Joseph W. Hartnett
Vice President of Construction	Richard J. Beach
Vice President of Design	Gregory A. Laney
Vice President of Restaurant Accounting Services	Christopher C. Olson
Vice President of Inclusion	Joseph L. Jackson
Vice President of Real Estate	Karen Bremer
Vice President of Purchasing	Randy Graham
Vice President, Assistant General Counsel & Assistant Secretary	Kelly B. Lefferts
Vice President of Governmental Relations	Matthew Halme
Vice President of Public Relations	Stephanie Amberg
Assistant Secretary	Ian Blasco